                                                                   EXHIBIT 10.51


Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
                          Asterisks denote omissions.



CONFIDENTIAL - LETTER OF AGREEMENT
CENTIGRAM COMMUNICATIONS CORPORATION AND BOSTON COMMUNICATIONS GROUP

The following is a brief summary of terms of a proposed business relationship between Centigram Communications Corporation (Centigram) and Boston Communications Group (BCG). This is only an expression of interest and a guideline of how Centigram intends to move toward a definitive agreement. It is intended to be interpreted as a formal expression of Centigram's interest in proceeding toward a definitive agreement incorporating these terms. Notwithstanding anything herein to the contrary, no agreement for this business relationship shall be deemed to exist and no terms surrounding this letter of agreement shall be binding unless and until a Definitive Agreement incorporating the terms has been executed by both parties.

1.  GENERAL CONDITIONS

Timing:  Centigram intends to have a definitive agreement executed by both
------
parties as soon as possible. Further due diligence will be conducted to determine the timing and feasibility of Phase 2 and Phase 3, as outlined below.

Product:
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Phase 1: Initially, Centigram would resell BCG's existing pre-paid systems
(application, Voice Node and Database Platform) in Centigram's international markets, as defined below. It is the intent that these systems would be shipped directly from BCG to Centigram's end customers or distributors. Centigram will pay BCG in accordance with a price list to be mutually agreed upon and attached to the Definitive Agreement. As part of the Phase 1 contract, both parties would further define the respective roles and responsibilities in the pre-sales, sales and post-sales support of the pre-paid systems.

It is the intent of both parties to move toward a business relationship as described in phases 2 and 3.

Phase 2: Centigram would resell BCG's existing pre-paid application and Database platform, but would use industry standard Voice Node and Database hardware components directly purchased by Centigram. In this scenario, Centigram would pay BCG a license fee for the software applications and documentation and purchase any unique BCG hardware components. Centigram would be responsible for integration, final assembly and testing of the systems. BCG would be responsible for shipping all software, documentation and unique components to Centigram's San Jose facility.

Phase 3: Centigram would resell BCG's pre-paid application that would utilize Centigram's Series 6 platform as the voice node. BCG's Database Platform would
be interfaced to Centigram's voice node.   Centigram would continue to use
industry standard hardware components for the Database platform. In this scenario, Centigram would pay BCG a license fee for the software applications and documentation and purchase any unique BCG hardware components. Additionally, this scenario would require Centigram and BCG to do some joint R&D. Further agreement as to ownership and marketing rights regarding such joint R&D will need to be defined by both parties. Centigram would be responsible for integration, final assembly and testing of the systems. BCG would be responsible for shipping all software, documentation and unique components to Centigram's San Jose facility.

Phase 4: WIN platform. Both parties agree to work jointly to determine, under a separate agreement, a WIN-based BCG-Centigram pre-paid offering.

Co-branding:  In all 4 phases described above, Centigram and BCG would co-brand
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the pre-paid system under a trademark to be mutually agreed upon, such as the
"BCG-Centigram" platform.

Warranty:
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BCG would provide a 12-month software warranty to Centigram from the date of customer acceptance.

2. MISCELLANEOUS

  Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
                          Asterisks denote omissions.


Centigram's International Markets
---------------------------------
These markets include all countries in the following regions: CALA - Caribbean and Latin America, Asia-Pacific (including Australasia and the Far East north through China and Japan) and EMEA - EurAsia, Middle East and Africa.

Support
-------
Centigram would provide on-site installation, training and 7 x 24 tier 1 support to end customers. During the warranty period, BCG would provide 7 x 24 tier 2 support (including any software updates and training programs) to Centigram. After the warranty period, Centigram will pay BCG for tier 2 services at a negotiated preferred customer price. BCG will provide Centigram with soft copies of ongoing marketing materials, documentation, user manuals and other available support materials, as they are updated.

BCG-Centigram System Sales
--------------------------
The BCG-Centigram system would only include pre-paid functionality, not BCG voicemail or any other BCG enhanced services products.

In the event that the end customer or BCG want to have a direct sale, leasing or service bureau relationship with each other, if Centigram has provided the customer lead (as mutually agreed upon), BCG would pay Centigram an agency fee of [**] of the pre-paid system price for the customer sale, payable 45 days from date of shipment. This arrangement would also pertain to the North American markets.

Custom Development
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In many, if not most end customer implementations, some custom development would be required. BCG would provide custom development services to Centigram at preferred vendor rates for these services.

Payment Terms
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Centigram would pay BCG 45 days from the date of shipment to the end customer.

Indemnification
---------------
It would be the intent of both parties that BCG indemnify Centigram from any patent, trademark, trade secret, etc., infringement related to the licensing of BCG's pre-paid systems.

Press Release
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Upon signature of this letter of agreement, it is the intent of both parties that a joint press release be issued announcing the intent of both parties to co-brand a pre-paid system that would be resold by Centigram.

Term
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The contract between Centigram and BCG would be a 3-year contract, automatically renewed in one year increments. Either party could terminate the agreement as of the end of the initial term, or the end of any 1-year increment thereafter, with 6 months notice. The agreement may be terminated if either party defaults under the agreement and the default is not cured in a reasonable period of time or if either party files for bankruptcy.

Exclusivity
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The contract would be a two-way, non-exclusive agreement.

Confidentiality
---------------
This letter of agreement and ensuing contract is considered confidential.

Assignability
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Should either party be acquired or merged, the contract between Centigram and
BCG would survive. Either party, however, may terminate the agreement in the event of acquisition or merger with 90 days written notice.


SIGNATURES:


/s/ ROBERT L. PUETTE                    /s/ E.Y. SNOWDEN
-----------------------------------    -------------------------------
Robert L. Puette                       E.Y. Snowden
PRESIDENT AND CEO                      PRESIDENT AND CEO
CENTIGRAM COMMUNICATIONS CORP.         BOSTON COMMUNICATIONS GROUP